Exhibit 10.01

LeapFrog Enterprises, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated August 13, 2013 (the “Date of Execution”), is entered into by and between LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”), and Michael Dodd (“Employee”).

RECITALS

WHEREAS, Employee will assume a new position on an interim basis as an advisor to the Company’s chief executive officer (“CEO”) to ensure a smooth transition of the Company’s supply chain, product development and engineering functions; and

WHEREAS, Employee will remain employed by the Company in this new position from August 14, 2013 (the “Effective Date”) until no later than December 31, 2014;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Position and Responsibilities

A. Position. As of the Effective Date, Employee shall be employed by the Company for the Period of Employment (as defined in Section I.D) to render services to the Company as an advisor to the CEO for the supply chain, product development and engineering functions. No employees will report to Employee. Employee will not be an officer or Leadership Team member; however, as determined by the Company, attendance at Leadership Team meetings may be required. During the Period of Employment, Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties commensurate with such position now or hereafter assigned to Employee by the Company. Employee shall abide by the verbal or written directions of the CEO and other appointed officers, as well as written rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion that have been made available to Employee.

B. Other Activities. Except upon the prior written consent of the Company, Employee will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Employee represents and warrants that Employee’s execution of this Agreement, employment with the Company, and the performance of Employee’s proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

D. Period of Employment. Provided this Agreement is executed in writing by both Employee and Company and becomes effective, the “Period of Employment” shall be a period beginning July 1, 2013 and ending at the close of business on December 31, 2014. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

E. Hours and Location. Employee’s employment will be full-time. As required by the Company, a minimum of fifty percent (50%) of Employee’s time shall be spent in the Company’s offices, or contract manufacturer offices/manufacturing facilities, as approved in advance by the Company. Employee will have use of a drop-in office in Emeryville, subject to space availability, and shared administrative support, subject to availability.

II.	Compensation and Benefits

A. Base Salary. In consideration of the services to be rendered under this Agreement, during the Period of Employment, the Company shall pay Employee a salary at the rate of four hundred eight thousand Dollars ($408,000) per year (“Base Salary”) less standard payroll deductions and tax withholdings. The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.

B. Bonus. During the Period of Employment, Employee shall be eligible to receive a discretionary annual bonus (the “Bonus”). The annual target opportunity level of the Bonus shall be 75% of the base salary actually paid during the calendar year. The bonus is in the Company’s discretion and is based upon the Company’s attainment of financial goals and Employee’s achievement of individual goals and objectives and is subject to continued employment during the applicable period and on the date the Company pays the bonus, if any, to employees.

C. Benefits. Employee shall accrue twenty-two (22) vacation days per year, with no more than eleven (11) days of vacation taken out of time required to be spent in Company offices, and CM offices/manufacturing facilities. Employee shall be eligible for group health and 401(k) benefits in accordance with the benefit plans and policies established by the Company. Although Employee will not be an officer of the Company, solely for purposes of eligibility for benefits and compliance with the Company’s policies, Employee’s position will be treated as a Senior Vice President level position.

D. Expenses. The Company shall reimburse Employee for reasonable business expenses incurred in the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement guidelines

E. Equity Grant. The Company will recommend to the Company’s board of directors (the “Board”) that it grant Employee stock options to purchase ninety thousand (90,000) shares (“Options”) and restricted stock units covering forty thousand (40,000) shares (“RSUs”). These Options and RSUs will each vest as to one-third of the shares on December 31, 2013, and as to two-thirds of the shares on December 31, 2014, subject to continuous employment. The equity grant dates shall be in accordance with the Company’s grant date policy as established by the Board and the grants shall be subject to the terms of the equity plan and applicable award agreements.

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III.	Termination of employment

A. Termination by Company. Employee’s employment by the Company, and the Period of Employment, may be terminated by the Company at any time for any reason upon sixty (60) days’ written notice. In that event, Employee will be entitled to the Accrued Obligations (as defined below).

B. Termination by Employee. Employee’s employment by the Company, and the Period of Employment, may be terminated by Employee upon sixty (60) days’ written notice to the Company. In that event, Employee will be entitled to the Accrued Obligations. In that event, equity vesting and bonus eligibility shall cease on the effective date of termination.

C. Benefits upon Termination by the Company. If the Company terminates Employee’s employment during the Period of Employment for Cause (as defined in Section III.F), all equity vesting and bonus eligibility shall cease upon the termination of Employee’s employment. If the Company terminates Employee’s employment during the Period of Employment without Cause, in addition to the Accrued Obligations and subject to delivery and non-revocation by Employee of a release of claims acceptable to the Company (as set forth in Section III.D), Employee shall be entitled to:

1. A pro-rata portion of the Company Component, as defined under the Company’s then-current annual bonus plan for non-sales employees, of the bonus Employee would have received for the year in which termination occurs based on the portion of the calendar year completed prior to termination. Any such bonus earned will be paid at the same time as when executive bonuses are generally paid and will be based on actual Company performance under the applicable annual bonus plan as determined by the Board in its sole discretion.

2. If the termination of Employee’s employment occurs in 2013, vesting of a pro-rata portion of the Options and RSUs scheduled to vest in 2013 (as set forth in Section II.E) based on the portion of the period of time between the Effective Date and December 31, 2013 completed prior to termination; and

3. If the termination of Employee’s employment occurs in 2014, vesting of a pro-rata portion of the Options and RSUs scheduled to vest in 2014 (set forth in Section II.E) based on the portion of the calendar year 2014 completed prior to termination.

D. Release for Payment of Severance. As a condition precedent to any Company obligation to Employee pursuant to Section III.C (other than an obligation to pay the Accrued Obligations), Employee shall, within the sixty (60) notice day period, provide the Company with a valid, executed general release agreement (the “Release”) (a form of which is attached hereto as Exhibit A), and the Release shall have not been revoked by Employee pursuant to any revocation rights afforded by applicable law. This Section III.D shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.

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E. Release of Prior Severance and Change in Control Benefits and Prior Claims.

1. Upon execution of the Agreement, Employee hereby irrevocably waives and releases all rights and benefits under Employee’s Executive Management Severance and Change in Control Agreement, including without limitation the rights and benefits under the Executive Management Severance and Change in Control Agreement described in the letters to Employee dated December 19, 2007 and September 29, 2010. This Section III.E.1 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.

2. In addition, Employee is concurrent herewith executing a release in the form attached hereto as Exhibit B.

F. Certain Defined Terms.

1. As used herein, “Accrued Obligations” means:

a. any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

b. any reimbursement due to Employee pursuant to Section II.D for expenses incurred by Employee on or before the Severance Date.

2. As used herein, “Cause” shall mean: (i) the Employee’s misconduct or negligence in the performance of the Employee’s duties to the Company; (ii) the Employee’s failure to perform the Employee’s duties to the Company or to follow the lawful directives of the Board or any executive to which the Employee reports which failure remains uncured for five (5) days; (iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries; (v) the Employee’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (vi) breach of this Agreement or any other agreement with the Company, or a violation of the Company’s code of conduct or other written policy.

IV.	Termination Obligations

A. Return of Property. Employee agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

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B. Resignation and Cooperation. Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

V.	Prohibition on Third Party Information

A. Employee Confidentiality Agreement. Executive agrees that he continues to be bound by the terms of the Employee Proprietary Information and Inventions Agreement dated April 18, 2005 (the “Proprietary Information Agreement”).

B. Non-Solicitation. Employee acknowledges that because of Employee’s position in the Company, Employee will have access to material intellectual property and confidential information. During the term of Employee’s employment and for one year thereafter, in addition to Employee’s other obligations hereunder or under the Proprietary Information Agreement, Employee shall not, for Employee or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment; or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Employee obtained confidential information during his employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition. Nothing in this Section V.B shall alter or diminish Employee’s obligations pursuant to the Proprietary Information Agreement and any other restrictive covenants between or among Employee and the Company.

VI.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Employee and by the CEO or the Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

VII.	Assignment; Binding Effect

A. Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

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B. Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

VIII.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

Attention: General Counsel

Employee’s Notice Address:

The last personal address provided to the Company.

IX.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

X.	Taxes

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Employee. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the cash severance benefits payable to Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Employee on or within the six (6) month period following Employee’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

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It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

XI.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XII.	Interpretation

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Employee agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XIII.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Employee agrees that any and all of Employee’s obligations under this agreement shall survive the termination of employment and the termination of this Agreement.

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XIV.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XV.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVI.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including without limitation the letters to Employee dated December 19, 2007 and September 29, 2010 regarding Employee’s prior compensation and severance benefits and Employee’s offer letter dated March 31, 2005. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XVII.	EMPLOYEE Acknowledgement

EMPLOYEE ACKNOWLEDGES EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

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In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

LEAPFROG ENTERPRISES, INC.	MICHAEL DODD

/s/ John Barbour	/s/ Michael Dodd
Signature	Signature

Chief Executive Officer
Title:	August 12, 2013
Date:
August 13, 2013
Date:

EXHIBIT A

General Release

Michael Dodd (“Employee”) and LeapFrog Enterprises, Inc. (the “Company”) have agreed to enter into this General Release (“Release”) on the following terms:

Effective [Separation Date], Employee’s employment at the Company shall be terminated. Subject to the effectiveness of this Release and any delay required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A, Employee will begin receiving the severance benefits set forth in Section III.C of Employment Agreement dated ______, 2013 (“Agreement”), in accordance with the terms of that Agreement.

In exchange for the foregoing Severance, Employee completely releases the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Employee may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, equity, and all claims arising from Employee’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs. This release does not extend to any severance obligations or Accrued Obligations due Employee under the Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

Employee agrees that because this Release specifically covers known and unknown claims, Employee waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee acknowledges that Employee has 21 days to consider this Release (but may elect to sign it at any time beforehand), and may consult an attorney in doing so. Employee also acknowledges that he or she may revoke this Release within 7 days of signing it by sending a certified letter to that effect to [name and address]. Employee understands and agrees that this Release shall not become effective or enforceable and no payments or benefits will be provided until the 7-day revocation period has expired.

Employee acknowledges that the Agreement and this Release represent the entire agreement and understanding between the parties, supersede and replace any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by both parties. Employee also agrees that if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Release, but the Release shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

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Employee acknowledges that Employee has read this Release, fully understands all of its provisions and the consequences of signing it, and agrees to all of its conditions.

Michael Dodd	[Name of Company Signatory]
LeapFrog Enterprises, Inc.

Date:	Date:

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EXHIBIT B

General Release

Michael Dodd (“Employee”) and LeapFrog Enterprises, Inc. (the “Company”) have agreed to enter into this General Release (“Release”) on the following terms:

Effective August 14, 2013 Employee’s employment with the Company pursuant to an Employment Agreement shall begin.

In exchange for the benefits under the Employment Agreement, Employee completely releases the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Employee may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, equity, and all claims arising from Employee’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs. This release does not extend to any severance obligations or Accrued Obligations due Employee under the Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

Employee agrees that because this Release specifically covers known and unknown claims, Employee waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee acknowledges that the Agreement and this Release represent the entire agreement and understanding between the parties, supersede and replace any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by both parties. Employee also agrees that if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Release, but the Release shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

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Employee acknowledges that Employee has read this Release, fully understands all of its provisions and the consequences of signing it, and agrees to all of its conditions.

/s/ Michael Dodd		/s/ John Barbour
Michael Dodd		LeapFrog Enterprises, Inc.

		Title:	Chief Executive Officer

Date:	August 12, 2013	Date:	August 13, 2013

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